UNITED STATES
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SCHEDULE 14A
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Aviat Networks, Inc.
(Name of Registrant as Specified In Its Charter)
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AVIAT NETWORKS, INC.
Notice of Annual Meeting of Stockholders for Fiscal Year 2019
To Be Held on November 13, 2019

TO THE HOLDERS OF COMMON STOCK OF AVIAT NETWORKS, INC.
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders for fiscal year 2019 (the “Annual Meeting”) of Aviat Networks, Inc. (the “Company”) will be held at our facilities, located at 5250 Prue Road, Suite #535, San Antonio, TX 78240, on November 13, 2019, at 12:30 p.m., local time, for the following purposes:

1.	To elect four directors to serve until the Company’s 2020 Annual Meeting of Stockholders or until their successors have been elected and qualified.

2.	To vote on the ratification of the appointment by our Audit Committee of BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm for fiscal year 2020.

3.	To hold an advisory, non-binding vote to approve the Company’s named executive officer compensation (“Say-on-Pay”).

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement or other delay thereof.
Only holders of common stock at the close of business on September 17, 2019 are entitled to notice of and to vote at the Annual Meeting.
Whether or not you expect to attend the Annual Meeting in person, we urge you to submit a proxy to vote your shares. This will help ensure the presence of a quorum at the Annual Meeting.

By Order of the Board of Directors

September 27, 2019	/s/ Walter Stanley Gallagher, Jr.
Interim President and Chief Executive Officer, Chief Operating Officer and Principal Financial Officer

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to Be Held on November 13, 2019
The proxy statement and annual report to stockholders are available at
https://materials.proxyvote.com/05366Y
Your vote is important regardless of the number of shares you own. The Board of Directors urges you to sign, date and return the enclosed proxy card by mail (using the enclosed postage-paid envelope) as promptly as possible, or vote electronically or by telephone as described in the attached proxy statement. If you have any questions or need assistance in voting your shares, please contact Broadridge, toll-free at 1-800-690-6903.

TABLE OF CONTENTS

Page

ABOUT THE ANNUAL MEETING	1
What is the purpose of the Annual Meeting?	1
What is the record date, and who is entitled to vote at the Annual Meeting?	1
What are the voting rights of the holders of common stock at the Annual Meeting?	1
Who may attend the Annual Meeting?	1
How do I vote?	2
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?	2
How can I access the proxy materials and annual report on the Internet?	2
Why is Aviat soliciting proxies?	2
How do I revoke my proxy?	2
What vote is required to approve each item?	3
What happens if a director does not receive a sufficient number of votes?	3
What constitutes a quorum, abstention, and broker “non-vote”?	3
Who pays for the cost of solicitation?	4
What is the deadline for submitting proposals and director nominations for the 2019 Annual Meeting?	4
Who will count the votes?	4
CORPORATE GOVERNANCE	4
Board Members	4
Board and Committee Meetings and Attendance	5
Board Member Qualifications	5
Directors’ Biographies	5
Board Leadership	7
The Board’s Role in Risk Oversight	7
Principles of Corporate Governance, Bylaws and other Governance Documents	7
Board Committees	8
Audit Committee	9
Compensation Committee	10
Compensation Committee Interlock and Insider Participation	10
Governance and Nominating Committee	10
Stockholder Communications with the Board	11
Code of Conduct	11
TRANSACTIONS WITH RELATED PERSONS	11
DIRECTOR COMPENSATION AND BENEFITS	11
Fiscal Year 2019 Compensation of Non-Employee Directors	12
Indemnification	13
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	14
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	16
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES	17
EXECUTIVE COMPENSATION	18
Compensation Discussion and Analysis	18
Compensation Committee Report	25

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AVIAT NETWORKS, INC.
PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 13, 2019
This proxy statement (this “Proxy Statement”) applies to the solicitation of proxies by the Board of Directors (the “Board”) of Aviat Networks, Inc. (which we refer to as “Aviat,” the “Company,” “we,” “our,” and “ours”) for use at the Annual Meeting of Stockholders for fiscal year 2019 and any adjournment, postponement or other delay thereof (the “Annual Meeting”), to be held at 12:30 p.m., local time, on November 13, 2019. The Annual Meeting will be held at our facilities located at 5250 Prue Road, Suite #535, San Antonio, TX 78240. The telephone number is (408) 941-7100. These proxy materials are being made available on or about September 27, 2019, to our stockholders entitled to notice of and to vote at the Annual Meeting.
ABOUT THE ANNUAL MEETING
What is the purpose of the Annual Meeting?
The purpose of the Annual Meeting is to obtain stockholder action on the matters outlined in the notice of meeting included with this Proxy Statement. All holders of shares of common stock at the close of business on September 17, 2019 are entitled to notice of and to vote at the Annual Meeting. At the Annual Meeting, our stockholders will vote (i) to elect four directors; (ii) on the ratification of the appointment by our Audit Committee of BDO USA, LLP (“BDO”) as our independent registered public accounting firm for fiscal year 2020; and (iii) on an advisory, non-binding resolution to approve the Company’s named executive officer compensation (“Say-on-Pay”).
What is the record date, and who is entitled to vote at the Annual Meeting?
The record date for the stockholders entitled to vote at the Annual Meeting is September 17, 2019 (the “Record Date”). The Record Date was established by the Board as required by the Delaware General Corporation Law and our Bylaws. Owners of shares of our common stock at the close of business on the Record Date are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting. You may vote all shares that you owned as of the Record Date.
What are the voting rights of the holders of common stock at the Annual Meeting?
Each outstanding share of our common stock is entitled to one vote on each matter considered at the Annual Meeting. As of the Record Date, there were 5,329,206 shares of our common stock outstanding.
Who may attend the Annual Meeting?
Subject to space availability, all stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Since seating is limited, admission to the Annual Meeting will be on a first-come, first-served basis.
If your shares are held in “street name” (that is, through a bank, broker or other holder of record) and you wish to attend the Annual Meeting, you must bring to the Annual Meeting a copy of a bank or brokerage statement reflecting your stock ownership as of the Record Date.
Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. You may contact us by calling (408) 941-7100 for directions to the Annual Meeting.

How do I vote?
Stockholders of record can vote by proxy as follows:

•	Via the Internet: Stockholders may submit voting instructions through the Internet by following the instructions included with the proxy card.

•	By Telephone: Stockholders may submit voting instructions by telephone by following the instructions included with the proxy card.

•	By Mail: Stockholders may sign, date and return their proxy card in the pre-addressed, postage-paid envelope provided.

•	At the Annual Meeting: If you attend the Annual Meeting, you may vote in person by ballot, even if you have previously returned a proxy card.
If you hold your shares in “street name,” the bank, broker or other holder of record holding your shares will send you separate instructions describing the procedure for voting your shares. If you hold your shares in “street name,” you will not be able to vote in person by ballot at the Annual Meeting unless you have previously requested and obtained a “legal proxy” from your broker, bank or other holder of record and present it at the Annual Meeting.
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?
Pursuant to Securities and Exchange Commission rules, we have provided access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners of shares held in “street name.” All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, the Notice contains information on how stockholders may request delivery of proxy materials in printed form by mail or electronically by email on an ongoing basis.
How can I access the proxy materials and annual report on the Internet?
This Proxy Statement, the form of proxy card, the Notice and our annual report on Form 10-K for the fiscal year ended June 28, 2019 are available at www.Proxyvote.com.
Why is Aviat soliciting proxies?
In lieu of personally attending and voting at the Annual Meeting, you may appoint a proxy to vote on your behalf. The Board has designated proxy holders to whom you may submit your voting instructions. The proxy holders for the Annual Meeting are John Mutch, Chairman of the Board, and Walter Stanley Gallagher Jr., Interim President and Chief Executive Officer, Chief Operating Officer and Principal Financial Officer (“CEO”).
How do I revoke my proxy?
If you are a stockholder of record, you may revoke your proxy at any time before your shares are voted at the Annual Meeting by:

•	delivering a written notice of revocation to the Company’s Secretary, at 860 N. McCarthy Blvd., Suite 200, Milpitas, CA 95035;

•	signing, dating and returning a proxy card bearing a later date;

•	submitting another proxy by Internet or telephone (the latest dated proxy will control); or

•	attending the Annual Meeting and voting in person by ballot.
If you hold your shares in “street name,” you should follow the directions provided by the bank, broker or other holder of record to revoke your proxy. Regardless of how you hold your shares, your attendance at the Annual Meeting after having executed and delivered a valid proxy card will not in and of itself constitute a revocation of your proxy.
What vote is required to approve each item?

•
Proposal No. 1 (election of directors): the director nominees will be elected by a majority of the votes cast. Stockholders may not cumulate votes in the election of directors. The Board recommends a vote “FOR” all nominees.

•
Proposal No. 2 (ratification of BDO as the Company’s independent registered public accounting firm): the affirmative vote by the holders of common stock entitled to cast a majority of the voting power of all of the common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal is necessary for approval of Proposal No. 2. The Board recommends a vote “FOR” Proposal No. 2.

•
Proposal No. 3 (advisory, non-binding vote on named executive officer compensation): the affirmative vote by the holders of common stock entitled to cast a majority of the voting power of all of the common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal is necessary for approval of Proposal No. 3. The Board recommends a vote “FOR” Proposal No. 3.

What happens if a director does not receive a sufficient number of votes?
Aviat’s Corporate Governance Guidelines provide that a director nominee who receives a greater number of votes “AGAINST” his or her election than votes “FOR” his or her election must promptly offer his or her resignation to the Board. The Board will determine whether to accept the nominee’s resignation. See “Majority Vote Policy in Director Elections” for additional information.
What constitutes a quorum, abstention and broker “non-vote”?
The presence at the Annual Meeting either in person or by proxy of the holders of common stock entitled to cast a majority of the voting power of all of the common stock issued and outstanding and entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business at the Annual Meeting.
Abstentions and broker “non-votes” are counted as present and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting. An abstention occurs when a stockholder does not vote for or against a proposal but specifically abstains from voting. A broker “non-vote” occurs when a bank, broker or other holder of record holding shares in street name for a beneficial owner signs and submits a proxy or votes with respect to shares of common stock held in a fiduciary capacity, but does not vote on a particular matter because the bank, broker or other holder of record does not have discretionary voting power with respect to that matter and has not received instructions from the beneficial owner or because the bank, broker or other holder of record elects not to vote on a matter as to which it does have discretionary voting power. Under the rules governing banks, brokers and other holders of record who are voting with respect to shares held in street name, such entities have the discretion to vote such shares on routine matters but not on non-routine matters. Only Proposal No. 2 is a routine matter.
For Proposal No. 1, abstentions and broker “non-votes”, if any, will be disregarded and have no effect on the outcome of the vote. For Proposals No. 2 and No. 3, abstentions will have the same effect as voting against the proposal, and broker “non-votes”, if any, will be disregarded and have no effect on the outcome of the vote.

Who pays for the cost of solicitation?
We will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy card, the Notice and any additional solicitation materials that may be furnished to our stockholders and the maintenance and operation of the website providing Internet access to these proxy materials. We will reimburse banks, brokers and other holders of record for reasonable expenses incurred in sending proxy materials to beneficial owners of our common stock and maintaining Internet access for such materials and the submission of proxies. We may supplement the original solicitation of proxies by mail through solicitation by telephone, email, over the Internet or by other means by our directors, officers and other employees. No additional compensation will be paid to these individuals for any such services.
In addition, the Company has retained D.F. King & Co. to assist it in the solicitation of proxies. The Company has agreed to pay D.F. King & Co. a fee of $10,500, plus reimbursement for their reasonable out-of-pocket expenses. The Company has also agreed to indemnify D.F. King & Co. against certain liabilities and expenses, including certain liabilities and expenses under the federal securities laws.
What is the deadline for submitting proposals and director nominations for the 2020 Annual Meeting?
In order for any stockholder to submit nominations of directors or propose business to be considered before our 2020 Annual Meeting, a stockholder of record must submit a written notice thereof, which notice must be received by our Corporate Secretary at our principal executive offices not earlier than August 14, 2020, or later than September 13, 2020. The full requirements for the submission of nominations of directors and proposals of business to be considered are contained in Article II, Sections 13 and 14, respectively, of our Bylaws, which are available for review at our website, www.aviatnetworks.com.
Stockholder proposals intended for inclusion in next year’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”) must be directed to the Corporate Secretary, Aviat Networks, Inc., at our principal executive offices, and must be received by May 30, 2020.
In accordance with the rules of the SEC, the proxies solicited by the Board for the 2020 Annual Meeting will confer discretionary authority on the proxy holders to vote on any director nomination or stockholder proposal presented at the 2020 Annual Meeting if the Company fails to receive notice of such matter in accordance with the periods specified above.
Who will count the votes?
Broadridge will tabulate the votes cast by proxy. The Company has retained an independent inspector of elections in connection with Aviat’s solicitation of proxies for the Annual Meeting. Aviat intends to notify stockholders of the results of the Annual Meeting by filing a Form 8-K with the SEC.
CORPORATE GOVERNANCE
We believe in and are committed to sound corporate governance principles. Consistent with our commitment to and continuing evolution of corporate governance principles, we adopted a Code of Business Ethics, corporate governance guidelines and written charters for the Governance and Nominating Committee, Audit Committee and Compensation Committee. Each of our Board committees is required to conduct an annual review of its charter and applicable guidelines.
Board Members
The authorized size of the Board is currently four. Directors are nominated by the Governance and Nominating Committee of the Board.
The following are the members of the Board as of the date of this Proxy Statement. See Proposal No. 1 for additional information regarding the nominees for director.

Name	Title and Positions
John Mutch	Director, Chairman of the Board
Kenneth Kong	Director
John J. Quicke	Director
Dr. James C. Stoffel	Director
The Board has determined that each of our current directors has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is otherwise independent in accordance with listing rules of the NASDAQ Stock Market (the “NASDAQ Listing Rules”).
All of our directors are requested to attend our annual meetings of stockholders. All of our current directors attended our 2018 Annual Meeting either in person or via telephone.
Board and Committee Meetings and Attendance
In fiscal year 2019, the Board held eight meetings. Each of the Board members attended 100% of the Board meetings and 100% of the total number of meetings of the committee or committees on which the member served.
Board Member Qualifications
Our Board believes that its members should encompass a range of talents, skills and expertise, which enables the Board to provide sound guidance with respect to the Company’s operations and interest. Our Board prefers a variety of professional experiences and backgrounds among its members. In addition to considering a candidate’s experiences and background, candidates are reviewed in the context of the current composition of the Board and evolving needs of our businesses. In particular, the Board has sought to include members that have experience in establishing, growing and leading communications companies in senior management positions and serving on the board of directors of other companies. In determining that each of the members of the Board is qualified to be a director, the Board has relied on the attributes listed below and, where applicable, on the direct personal knowledge of each of the members’ prior service on the Board.
Our bylaws provide that a director may not be older than 75 years of age on the date of his or her election or appointment to the Board unless otherwise specifically approved by a resolution passed by the Board.
Directors’ Biographies
The following is a brief description of the business experience and background of each nominee for director, including the capacities in which each has served during at least the past five years:
Mr. John Mutch, age 63, currently serves as Chairman of the Board and has served on the Board since January 2015. He served on the Board of Directors of Steel Excel Inc. (“Steel Excel”), a provider of drilling and production services to the oil and gas industry and a provider of event-based sports services and other health-related services, from 2007 to 2016. From December 2008 to January 2014, he served as Chairman of the Board of Directors and Chief Executive Officer of Beyondtrust Software, a privately-held security software company. Mr. Mutch has been the founder and managing partner of MV Advisors LLC (“MV Advisors”), a strategic block investment firm that provides focused investment and strategic guidance to small and mid-cap technology companies, since December 2005. Prior to founding MV Advisors, in March 2003, Mr. Mutch was appointed by the U.S. Bankruptcy court to the Board of Directors of Peregrine Systems, Inc. (“Peregrine Systems”), a provider of enterprise asset and service management solutions. He assisted that company in a bankruptcy work-out proceeding and was named President and Chief Executive Officer in July 2003. Previous to running Peregrine Systems, Mr. Mutch served as President, Chief Executive Officer and a director of HNC Software, an enterprise analytics software provider. Before HNC Software, Mr. Mutch spent seven years at Microsoft Corporation in a variety of executive sales and marketing positions. Mr. Mutch previously served on the Boards of Directors of Phoenix Technologies Ltd., a leader in core systems software products, services and embedded technologies, Edgar Online, Inc., a provider of financial data, analytics and disclosure management solutions, Aspyra, Inc., a provider of clinical and diagnostic information systems for the healthcare industry, Overland Storage, Inc., a provider of unified data management and data protection solutions, and Brio Software, Inc., a provider of business intelligence software. He has served as a director at Agilysys, Inc., a provider of information technology solutions, since March 2009. Since April 2017, Mr.

Mutch has served as a director at Maxwell Technologies, Inc., a manufacturer of energy storage and power delivery solutions for automotive, heavy transportation, renewable energy, backup power, wireless communications and industrial and consumer electronics applications. From July 2017 to March 2018, he served as a director at YuMe, Inc., a provider of digital video brand advertising solutions, at which time YuMe was acquired by RhythmOne plc, a technology-enabled digital media company, and Mr. Mutch has continued serving as a director on the RhythmOne board.
Mr. Mutch brings to the Board extensive experience as an executive in the technology sector. He also has experience as a director at several public companies in the technology sector. He is or has been a member of the audit committee of various public and private companies, and brings valuable financial expertise to the Board.
Mr. Kenneth Kong, age 45, has served as a member of the Board since November 2016. He is a Senior Vice President at Steel Services, Ltd. (“Steel Services”), a management and advisory company that provides management services to Steel Partners Holdings, L.P. and its affiliates. As an investment professional at Steel Services, Mr. Kong sources and analyzes investment opportunities in publicly traded securities in a diverse number of industries. He is also a member of the Mergers and Acquisitions team at Steel Services focused on deal sourcing, due diligence and analysis.  Since joining the firm in 1997 as an investment analyst, Mr. Kong also performed in various key positions in managing investor relations, marketing and administration for Steel Partners II, L.P., Steel Partners Japan Strategic Fund, L.P. and Steel Partners China Access I, L.P.  From 2006 to 2016, he managed Steel Partners China Access I, L.P., a private investment fund focused on investing in publicly listed state-owned enterprises in the People’s Republic of China.  Mr. Kong currently serves as a Trustee BNS Holding Liquidating Trust, Inc. since 2012 and as a Director of Ore Holdings, Inc. since October 2010. Additionally, he has served as a Director on several private companies.
Mr. Kong’s brings to the Board an extensive knowledge of capital allocation and related matters.
Mr. John J. Quicke, age 70, has served as a member of the Board since January 2015. Mr. Quicke served as a director of Rowan Companies, plc, an offshore contract drilling company, from January 2009 to March 2019. From January 2016 to May 2019, he served as a consultant, and as Chairman of Steel Energy Services LTD, a subsidiary of Steel Partners Holdings, L.P. He served on the Board of Directors of Steel Excel from 2007 to July 2016 and served as its Interim President and Chief Executive Officer from January 2010 to March 2013. In March 2013, he was named President and Chief Executive Officer of Steel Excel’s Steel Energy segment and served in that capacity until December 2015. Mr. Quicke served as Managing Director and operating partner of Steel Partners LLC, a subsidiary of Steel Partners Holdings L.P. from September 2005 until December 2015. Previously, Mr. Quicke served in various capacities at Sequa Corporation, a diversified manufacturer, including Vice Chairman and Executive Officer, President, and as a director of the company. Mr. Quicke previously served as a Vice President and director of Handy & Harman Ltd. (“H&H”), director, President and Chief Executive Officer of DGT Holdings Corp. and as a director of Angelica Corporation, a provider of health care linen management services, Layne Christensen Company, a global solutions provider for essential natural resources, NOVT Corporation, a vascular brachytherapy business, JPS Industries, Inc., a manufacturer of mechanically formed glass and aramid substrate materials for specialty applications.
Mr. Quicke’s extensive experience, including board service on ten public companies over 20 years, over 25 years of significant operating experience, which includes participation in acquisition and disposition transactions, as well as his financial and accounting expertise, enable him to assist in the effective management of the Company.
Dr. James C. Stoffel, age 73, served as a member of the Board since January 2007 and a lead independent director from July 2010 to February 2015. In addition, Dr. Stoffel currently serves on the Board of PAR Technology Corporation, a NYSE listed company which provides software as a service (SaaS) and related solutions to the hospitality industry. He has been on the PAR Board since November 2017 and is currently the Lead Independent Director of PAR and chairman of the Compensation Committee. Dr. Stoffel retired from the Board of Harris Corporation in October 2018, having served since August 2003. He also retired in December 2018 from Trillium International, LLC, a private equity company, where he served as co-founding, General Manager since 2006. He continues to be an advisor to multiple private equity firms. Prior to his private equity work, Dr. Stoffel was Senior Vice President, Chief Technical Officer and Director of Research and Development of Eastman Kodak Company (“Kodak”). He held this position from 2000 to April 2005. He joined Kodak in 1997 as Vice President and Director, Electronic Imaging Products Research and Development, and became Director of Research and Engineering in 1998. Prior to joining Kodak, he was with Xerox Corporation (“Xerox”), where he began his career in 1972. His most recent position with Xerox was Vice President, Corporate Research and Technology.
Dr. Stoffel’s prior service as a senior executive of large, publicly traded, technology driven companies, and his more than 30 years’ experience focused on technology development, provide him with an extensive knowledge of the complex technical research and development, management, financial and governance issues faced by a public company with international operations. This experience brings our Board important knowledge and expertise related to research and development, new product introductions, strategic planning, manufacturing, operations and corporate finance. His experience as an advisor to private equity firms also provides him with additional knowledge related to strategic planning, capital raising, mergers and acquisitions and economic analysis. Dr. Stoffel also has gained an understanding of public company governance and executive compensation through his service on public company boards, including as a lead independent director.
Board Leadership
The Board does not have a policy regarding the separation of the roles of CEO and Chairman of the Board as the Board believes that it is in the best interests of the Company for the Board to make that determination based on the position and direction of the Company and the membership of the Board. The members of the Board possess considerable experience and unique knowledge of the challenges and opportunities that the Company faces and are in the best position to evaluate the needs of the Company and how to best organize the capabilities of the directors and management to meet those needs.
When the CEO also serves as Chairman of the Board, our Corporate Governance Guidelines provide for the appointment of a lead independent director.
The Board has determined that having Mr. Mutch serve as Chairman is in the best interest of the Company at this time. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing Board priorities and procedures and is useful in establishing a system of corporate checks and balances. Separating the Chairman position from the CEO position allows the CEO to focus on setting the strategic direction of the Company and the day-to-day leadership and performance of the Company, while the Chairman leads the Board in its role of, among other things, providing advice to, and overseeing the performance of, the CEO. In addition, managing the Board can be a time-intensive responsibility, and this structure permits our CEO to focus on the management of the Company’s day-to-day operations.
The Board’s Role in Risk Oversight
Assessing and managing risk is the responsibility of the management of the Company. The Board, through the Governance and Nominating Committee, oversees and reviews certain aspects of the Company’s risk management efforts, focusing on the adequacy of the Company’s risk management and risk mitigation processes. At the Board’s request, management proposed a process for identifying, evaluating and monitoring material risks and such process has been approved by the Board and is currently in effect. This risk management program is overseen by senior management who, in connection with their regular review of the overall business, identify and prioritize a broad range of material risks (e.g., financial, strategic, compliance and operational). Senior management also discusses mitigation plans to address such material risks. Prioritized risks and management’s plans for mitigating such risks are regularly presented to the full Board for discussion and in order to ensure monitoring. In addition to the risk management program, the Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations.
A discussion of risk factors in the Company’s compensation design can be found below under the heading “Risk Considerations in Our Compensation Program.”
Principles of Corporate Governance, Bylaws and Other Governance Documents
The Board has adopted Corporate Governance Guidelines and other corporate governance documents that supplement certain provisions of our Bylaws and relate to, among other things, the composition, structure, interaction and operation of the Board. Some of the key governance features of our Corporate Governance Guidelines, Bylaws and other governance documents are summarized below.
Majority Voting in Director Elections. In an uncontested election of directors, to be elected to the Board, each nominee must receive the affirmative vote of shares representing a majority of the votes cast, meaning that the number of votes “FOR” a director nominee must exceed the number of votes “AGAINST” that director nominee.

Aviat’s Corporate Governance Guidelines provide that any director nominee in an uncontested election who does not receive a greater number of votes “FOR” his or her election than votes “AGAINST” such election must, promptly following certification of the stockholder vote, offer his or resignation to the Board for consideration in accordance with the following procedures. All of these procedures will be completed within 90 days following certification of the stockholder vote.
The Board, through its Qualified Independent Directors (as defined below), will evaluate the best interests of the Company and its stockholders and decide the action to be taken with respect to such offered resignation, which can include, without limitation: (i) accepting the resignation; (ii) accepting the resignation effective as of a future date not later than 180 days following certification of the stockholder vote; (iii) rejecting the resignation but addressing what the Qualified Independent Directors believe to be the underlying cause of the withhold votes; (iv) rejecting the resignation but resolving that the director will not be re-nominated in the future for election; or (v) rejecting the resignation.
In reaching their decision, the Qualified Independent Directors will consider all factors they deem relevant, including but not limited to: (i) any stated reasons why stockholders did not vote for such director; (ii) the extent to which the “AGAINST” votes exceed the votes “FOR” the election of the director and whether the “AGAINST” votes represent a majority of the outstanding shares of common stock; (iii) any alternatives for curing the underlying cause of the “AGAINST” votes; (iv) the director’s tenure; (v) the director’s qualifications; (vi) the director’s past and expected future contributions to the Company; (vii) the overall composition of the Board, including whether accepting the resignation would cause the Company to fail or potentially fail to comply with any applicable law, rule or regulation of the SEC or the NASDAQ Listing Rules; and (viii) whether such director’s continued service on the Board for a specified period of time is appropriate in light of current or anticipated events involving the Company.
Following the Board’s determination, the Company will, within four business days, disclose publicly in a document furnished or filed with the Securities and Exchange Commission (the “SEC”) the Board’s decision as to whether or not to accept the resignation offer. The disclosure will also include a description of the process by which the decision was reached, including, if applicable, the reason or reasons for rejecting the offered resignation.
A director who is required to offer his or her resignation in accordance with this policy may not be present during the deliberations or voting whether to accept his or her resignation or, except as otherwise provided below, a resignation offered by any other director in accordance with this policy. Prior to voting, the Qualified Independent Directors may afford the affected director an opportunity to provide any information or statement that he or she deems relevant.
For purposes of this policy, “Qualified Independent Directors” means all directors who (i) are independent directors (as defined in accordance with the NASDAQ Listing Rules) and (ii) are not required to offer their resignation in connection with an election in accordance with this policy. If there are fewer than three independent directors then serving on the Board who are not required to offer their resignations in accordance with this policy, then the Qualified Independent Directors means all of the independent directors, and each independent director who is required to offer his resignation in accordance with this policy must recuse himself from the deliberations and voting only with respect to his individual offer to resign.
All nominees for election as a director in an uncontested election are deemed to have agreed to abide by this policy and will offer to resign and will resign if requested to do so in accordance with this policy (and will if requested submit an irrevocable resignation letter, subject to this majority voting policy, as a condition to being nominated for election).
Prohibition Against Pledging Aviat Securities and Hedging Transactions. In accordance with Aviat’s Code of Conduct, directors and executive officers are prohibited from pledging Aviat securities and engaging in hedging transactions with respect to Aviat securities. Aviat specifically prohibits directors and executive officers from holding Aviat securities in any margin account for investment purposes or otherwise using Aviat securities as collateral for a loan. Such persons are also prohibited from purchasing certain instruments (including prepaid variable forward contracts, equity swaps, and collars) and engaging in transactions designed to hedge or offset any decrease in the value of Aviat securities.
Board Committees
The Board maintains an Audit Committee, a Compensation Committee and a Governance and Nominating Committee, as its regular committees. Copies of the charters for the Audit Committee, the Compensation Committee and the Governance and Nominating Committee are available on our website at www.investors.aviatnetworks.com/documents.cfm.

The following table shows, at the conclusion of fiscal year 2019, the Chairman and members of each committee, the number of committee meetings held, and the principal functions performed by each committee.

Committee	Number of Meetings in Fiscal 2019	Members	Principal Functions
Audit	5	John Mutch* John J. Quicke Dr. James C. Stoffel
• Selects our independent registered public accounting firm
• Reviews reports of our independent registered public accounting firm
• Reviews and pre-approves the scope and cost of all services, including all non-audit services, provided by the firm selected to conduct the audit
• Monitors the effectiveness of the audit process
• Reviews management’s assessment of the adequacy of financial reporting and operating controls
• Monitors corporate compliance program

Compensation	5	Dr. James C. Stoffel* John J. Quicke Kenneth Kong	• Reviews our executive compensation policies and strategies • Oversees and evaluates our overall compensation structure and programs

Governance and Nominating	4	John J. Quicke* Dr. James Stoffel John Mutch
• Develops and implements policies and practices relating to corporate governance
• Reviews and monitors implementation of our policies and procedures
• Reviews the process by which management identifies and mitigates key areas of risk and reviews critical risk areas with the Board
• Assists in developing criteria for open positions on the Board
• Reviews and recommends nominees for election of directors to the Board
• Reviews and recommends policies, if needed for selection of candidates for directors

______________________
* Chairman of Committee
Audit Committee
The Audit Committee is primarily responsible for selecting, and approving the services performed by, our independent registered public accounting firm, as well as reviewing our accounting practices, corporate financial reporting and system of internal controls over financial reporting. No material amendments to the Audit Committee Charter were made during fiscal year 2019. During fiscal year 2019, the Audit Committee was comprised of independent, non-employee members of our Board who were “financially sophisticated” under the NASDAQ Listing Rules.
The Board has determined that Mr. Mutch qualifies as an “audit committee financial expert,” as defined under Item 407(d)(5)(i) of Regulation S-K under the Securities Act of 1933 and the Exchange Act. Such status does not impose on any director duties, liabilities or obligations that are greater than the duties, liabilities or obligations otherwise imposed on a director as members of our Audit Committee and the Board.

Compensation Committee
The Compensation Committee has the authority and responsibility to approve our overall executive compensation strategy, to administer our annual and long-term compensation plans and to review and make recommendations to the Board regarding executive compensation. The Compensation Committee is comprised of independent, non-employee members of the Board in accordance with NASDAQ Listing Rules. During fiscal year 2019, the Compensation Committee utilized Pearl Meyer & Partners, LLC (“Pearl Meyer”) as an independent, third-party consulting firm.

Compensation Committee Interlock and Insider Participation
No member of the Compensation Committee was an officer or employee or former officer of the Company. None of our executive officers currently serves or in the past year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.
Governance and Nominating Committee
Each member of the Governance and Nominating Committee met the independence requirements of the NASDAQ Listing Rules.
The Governance and Nominating Committee develops and implements policies and practices related to corporate governance consistent with sound corporate governance principles. The Governance and Nominating Committee also reviews the process by which management identifies and mitigates key areas of risk and reviews critical risk areas with the Board.
The Governance and Nominating Committee also recommends candidates to the Board and periodically reviews whether a more formal selection policy should be adopted. There is no difference in the manner in which the committee members evaluate nominees for director based on whether the nominee is recommended by a stockholder. We currently do not pay a third party to identify or assist in identifying or evaluating potential nominees, although we may in the future utilize the services of such third parties.
In reviewing potential candidates for the Board, the Governance and Nominating Committee considers the individual’s experience and background. Candidates for the position of director should exhibit proven leadership capabilities, high integrity, exercise high level responsibilities within their chosen career, and possess an ability to quickly grasp complex principles of business, finance, international transactions and communications technologies. In general, candidates who have held an established executive level position in business, finance, law, education, research, government or civic activity will be preferred.
Although the Governance and Nominating Committee has not adopted a formal diversity policy with regard to the selection of director nominees, diversity is one of the factors that the committee considers in identifying director nominees. When identifying and recommending director nominees, the Governance and Nominating Committee views diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities or attributes that contribute to board diversity. As part of this process, the Governance and Nominating Committee evaluates how a particular candidate would strengthen and increase the diversity of the Board in terms of how that candidate may contribute to the Board’s overall balance of perspectives, backgrounds, knowledge, experience, skill sets and expertise in substantive matters pertaining to the Company’s business.
In making its recommendations, the Governance and Nominating Committee bears in mind that the foremost responsibility of a director of a corporation is to represent the interests of the stockholders as a whole. The Governance and Nominating Committee intends to continue to evaluate candidates for election to the Board on the basis of the foregoing criteria.

Stockholder Communications with the Board
Stockholders who wish to communicate directly with the Board may do so by submitting a comment via the Company’s website at www.investors.aviatnetworks.com/contactBoard.cfm or by sending a letter addressed to: Aviat Networks, Inc., c/o Corporate Secretary, 860 N. McCarthy Blvd., Suite 200, Milpitas, CA 95035. The Corporate Secretary monitors these communications and provides a summary of all received messages to the Board at its regularly scheduled meetings. When warranted by the nature of communications, the Corporate Secretary will request prompt attention by the appropriate committee or independent director of the Board, independent advisors or management. The Corporate Secretary may decide in her judgment whether a response to any stockholder communication is appropriate.
Code of Conduct
We implemented our Code of Conduct effective January 26, 2007. All of our employees, including the CEO, Principal Financial Officer (“PFO”) and Principal Accounting Officer, are required to abide by the Code of Conduct to help ensure that our business is conducted in a consistently ethical and legal manner. The Audit Committee has adopted a written policy, and management has implemented a reporting system, intended to encourage our employees to bring to the attention of management and the Audit Committee any complaints regarding the integrity of our internal system of controls over financial reporting, or the accuracy or completeness of financial or other information related to our financial statements.
TRANSACTIONS WITH RELATED PERSONS
During fiscal year 2019, we believe there were no transactions, or series of similar transactions, to which we were or are to be a party in which the amount exceeded $120,000, and in which any of our directors or executive officers, any holders of more than 5% of our common stock or any members of any such person’s immediate family, had or will have a direct or indirect material interest, other than compensation described in the sections titled “Director Compensation and Benefits” and “Executive Compensation.”
It is the policy and practice of our Board to review and assess information concerning transactions involving related persons. Related persons include our directors and executive officers and their immediate family members. If the determination is made that a related person has a material interest in a transaction involving us, then the disinterested members of our Board would review and approve or ratify it, and we would disclose the transaction in accordance with SEC rules and regulations. If the related person is a member of our Board, or a family member of a director, then that director would not participate in any discussion involving the transaction at issue.
Our Code of Conduct prohibits all employees, including our executive officers, from benefiting personally from any transactions with us other than approved compensation benefits.
DIRECTOR COMPENSATION AND BENEFITS
The form and amount of director compensation is reviewed and assessed from time to time by the Compensation Committee with changes, if any, recommended to the Board for action. Director compensation may take the form of cash, equity, and other benefits ordinarily available to directors.
Directors who are not employees of ours received the following fees, as applicable, for their services on our Board during fiscal year 2019:

•	$60,000 basic annual cash retainer, payable on a quarterly basis, which a director may elect to receive in the form of shares of common stock;

•	$25,000 annual cash retainer, payable on a quarterly basis, for service as Chairman of the Board;

•	$10,000 annual cash retainer, payable on a quarterly basis, for service as Chairman of the Audit Committee;

•	$5,000 annual cash retainer, payable on a quarterly basis, for service as Chairman of the Governance and Nominating Committee;

•	$8,000 annual cash retainer, payable on a quarterly basis, for service as Chairman of the Compensation Committee; and

•
Annual grant of restricted shares of common stock valued (based on market prices on the date of grant) at $60,000, with 100% vesting at the earlier of (1) the day before the annual stockholders’ meeting, or (2) one year from grant date, subject to continuing service as a director.

We reimburse each non-employee director for reasonable travel expenses incurred and in connection with attendance at Board and committee meetings on our behalf, and for expenses such as supplies and continuing director education costs, including travel for one course per year. Employee directors are not compensated for service as a director.
Fiscal Year 2019 Compensation of Non-Employee Directors
Our non-employee directors received the following aggregate amounts of compensation in respect of fiscal year 2019:

Name	Fees Earned and Paid in Cash	Stock Awards (1)	Total
	($)	($)	($)
Kenneth Kong	60,000	57,310	117,310
John Mutch	95,000	57,310	152,310
John J. Quicke	65,000	57,310	122,310
Dr. James C. Stoffel	68,000	57,310	125,310
__________________

1.
The amounts shown in this column reflect the aggregate grant date fair value of the stock awards and option awards granted to our non-employee directors computed in accordance with FASB ASC Topic 718. The assumptions made in determining the fair values of our stock awards and option awards are set forth in Notes 1 and 8 to our fiscal year 2019 Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended June 28, 2019, as filed with the SEC on August 27, 2019.

As of June 28, 2019, our non-employee directors held the following numbers of unvested restricted shares of common stock and stock options, all of which were granted under the 2018 Plan:

Name	Unvested Stock Awards
Kenneth Kong	3,896
John Mutch	3,896
John J. Quicke	3,896
Dr. James C. Stoffel	3,896

Indemnification
Our Bylaws require us to indemnify each of our directors and officers with respect to their activities as a director, officer, or employee of ours, or when serving at our request as a director, officer, or trustee of another corporation, trust, or other enterprise, against losses and expenses (including attorney fees, judgments, fines, and amounts paid in settlement) incurred by them in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, to which they are, or are threatened to be made, a party(ies) as a result of their service to us. In addition, we carry directors’ and officers’ liability insurance, which includes similar coverage for our directors and executive officers. We will indemnify each such director or officer for any one or a combination of the following, whichever is most advantageous to such director or officer:

•	The benefits provided by our Bylaws in effect on the date of the indemnification agreement or at the time expenses are incurred by the director or officer;

•	The benefits allowable under Delaware law in effect on the date the indemnification bylaw was adopted, or as such law may be amended;

•	The benefits available under liability insurance obtained by us; and

•	Such benefits as may otherwise be available to the director or officer under our existing practices.
Under our Bylaws, each director or officer will continue to be indemnified even after ceasing to occupy a position as an officer, director, employee or agent of ours with respect to suits or proceedings arising from his or her service with us.
In addition, the Company has entered into indemnification agreement with each director and officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Except as noted below, the following table sets forth information with respect to the beneficial ownership of our common stock as of September 17, 2019 by each person or entity known by us to beneficially own more than 5 percent of our common stock, by our directors, by our nominees for director, by our named executive officers and by all our directors, nominees for director and executive officers as a group. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons listed in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Unless otherwise indicated, the address of each of the beneficial owners identified is c/o Aviat Networks, Inc., 860 N. McCarthy Blvd., Suite 200, Milpitas, CA 95035. As of September 17, 2019, there were 5,329,206 shares of our common stock outstanding.

	Shares Beneficially Owned as of September 17, 2019(1)
	Number of Shares of Common Stock (2)		Percentage of Voting Power of Common Stock
Name and Address of Beneficial Owner
Steel Partners Holdings L.P.	670,240	(3)	12.6%
590 Madison Avenue, 32nd Floor New York, NY
Kennedy Capital Management, Inc.	528,238	(4)	9.9%
10829 Olive Blvd., St. Louis, MO 63141
Renaissance Technologies	291,302	(5)	5.5%
800 Third Avenue New York, New York 10022

Named Executive Officers, Nominees for Director, and Directors
John Mutch	26,896	(6)	*
John J. Quicke	35,230	(6)	*
Dr. James C. Stoffel	34,577	(7)	*
Kenneth Kong	12,125	(6)	*
Michael Pangia	155,877	(8)	2.9%
Walter Stanley Gallagher, Jr.	6,442	(9)	*
Shaun McFall	57,094	(10)	1.1%
Heinz H. Stumpe	2,317	(11)	*
Eric Chang	11,973	(12)	*
All directors, nominee for director and executive officers as a group (9 persons)	342,531	(13)	6.2%
__________________________
* Less than one percent

(1)	Beneficial ownership is determined under the rules and regulations of the SEC, and generally includes voting or dispositive power with respect to such shares.

(2)
Shares of common stock that a person has the right to acquire within 60 days are deemed to be outstanding and beneficially owned by that person for the purpose of computing the total number of shares beneficially owned by that person and the percentage ownership of that person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group. Accordingly, the amounts in the table include shares of common stock that such person has the right to acquire within 60 days of September 17, 2019 by the exercise of stock options.

(3)
Based solely on a review of Amendment No. 6 to the Schedule 13D filed with the SEC on January 13, 2015 by Steel Excel Inc., Steel Partners Holdings L.P., SPH Group LLC, SPH Group Holdings LLC and Steel Partners Holdings GP Inc. Each of the foregoing entities reported shared voting and dispositive power with respect to all of such shares.

(4)
Based solely on a review of the Schedule 13G filed with the SEC on February 12, 2019, by Kennedy Capital Management, Inc. Kennedy Capital Management, Inc. reported sole voting power with respect to 523,791 of such shares, and sole dispositive power with respect to all such shares.

(5)
Based solely on a review of the Schedule 13G/A filed with the SEC on February 12, 2019, by Renaissance Technologies LLC. Renaissance Technologies LLC reported sole voting power with respect to 296,002 of such shares, and sole dispositive power with respect to all such shares.

(6)	Includes 3,896 shares of common stock from restricted stock units that will vest within 60 days of September 17, 2019.

(7)	Includes 8,526 shares of common stock that are subject to option that may be exercised and restricted stock units that will vest within 60 days of September 17, 2019.

(8)
Includes 109,699 shares of common stock that are subject to option that may be exercised and restricted stock units that have vested. Mr. Pangia’s employment with the Company ended on September 18, 2019.

(9)	Includes 2,942 shares of common stock that are subject to option that may be exercised within 60 days of September 17, 2019.

(10)	Includes 40,978 shares of common stock that are subject to option that may be exercised and restricted stock units that will vest within 60 days of September 17, 2019.

(11)	Information is as of September 17, 2019. There were no option or restricted stock units that may be exercised or that will vest within 60 days of September 17, 2019.

(12)	Includes 8,144 shares of common stock that are subject to option that may be exercised and restricted stock units that will vest within 60 days of September 17, 2019.

(13)	Includes 181,977 shares of common stock that are subject to option that may be exercised and restricted stock units that will vest within 60 days of September 17, 2019.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
For fiscal year 2019, the Audit Committee consisted of three members of the Board, each of whom was independent of the Company and its management, as defined in the NASDAQ Listing Rules. The Board has adopted, and periodically reviews, the Audit Committee charter. The charter specifies the scope of the Audit Committee’s responsibilities and how it carries out those responsibilities.
The Audit Committee reviews management’s procedures for the design, implementation, and maintenance of a comprehensive system of internal controls over financial reporting and disclosure controls and procedures focused on the accuracy of our financial statements and the integrity of our financial reporting systems. The Audit Committee provides the Board with the results of its examinations and recommendations and reports to the Board as it may deem necessary to make the Board aware of significant financial matters requiring the attention of the Board.
The Audit Committee does not conduct auditing reviews or procedures. The Audit Committee monitors management’s activities and discusses with management the appropriateness and sufficiency of our financial statements and system of internal control over financial reporting. Management has primary responsibility for the Company’s financial statements, the overall reporting process and our system of internal control over financial reporting. Our independent registered public accounting firm audits the financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present our financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) and discusses with the Audit Committee any issues they believe should be raised with us.
The Audit Committee reviews reports from our independent registered public accounting firm with respect to their annual audit and approves in advance all audit and non-audit services provided by our independent auditors in accordance with applicable regulatory requirements. The Audit Committee also considers, in advance of the provision of any non-audit services by our independent registered public accounting firm, whether the provision of such services is compatible with maintaining their independence.
In accordance with its responsibilities, the Audit Committee has reviewed and discussed with management the audited financial statements for the year ended June 28, 2019 and the process designed to achieve compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee has also discussed with our independent registered public accounting firm, BDO, the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has received the written disclosures and letter from BDO required by applicable requirements of the PCAOB regarding the communications of BDO with the Audit Committee concerning independence, and has discussed with BDO its independence, including whether the provision by BDO of non-audit services, as applicable, is compatible with its independence.
Based on these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements for the year ended June 28, 2019 be included in Company’s Annual Report on Form 10-K.

Audit Committee of the Board of Directors

John Mutch, Chairman
John J. Quicke
Dr. James C. Stoffel

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES
BDO was our independent registered public accounting firm for the fiscal years ended June 28, 2019 and June 29, 2018. Representatives of BDO will be present at the Annual Meeting, will have opportunity to make a statement should they so desire and will be available to respond to appropriate questions.
The following table sets forth the fees billed for services rendered by our auditors, BDO, for each of our last two fiscal years:

	Fiscal Year 2019(1)	Fiscal Year 2018(1)
Audit Fees (2)	$1,219,000	$1,253,000
Audit-Related Fees (3)	122,000	34,000
Tax Fees (4)	79,000	—
Total Fees for Services Provided	$1,420,000	$1,287,000
________________________

(1)	Includes fees to be billed to us by BDO and BDO’s international affiliates for fiscal 2019 and 2018 financial statement audits, quarterly reviews and statutory audits.

(2)
Audit fees include fees associated with the annual audit, as well as reviews of our quarterly reports on Form 10-Q, SEC registration statements, accounting and reporting consultations and statutory audits required internationally for our subsidiaries.

(3)	Audit-Related fees consisted primarily of financial due diligence services.

(4)	Tax fees were for services related to tax compliance and tax planning services.
BDO did not perform any professional services related to financial information systems design and implementation for us in fiscal year 2019 or fiscal year 2018.
The Audit Committee has determined in its business judgment that the provision of non-audit services described above is compatible with maintaining BDO’s independence.
Audit Committee Pre-Approval Policy
Section 10A(i)(1) of the Exchange Act and related SEC rules require that all auditing and permissible non-audit services to be performed by a company’s principal accountants be approved in advance by the Audit Committee of the Board, subject to a “de minimis” exception set forth in the SEC rules (the “De Minimis Exception”). Pursuant to Section 10A(i)(3) of the Exchange Act and related SEC rules, the Audit Committee has established procedures by which the Chairperson of the Audit Committee may pre-approve such services provided the pre-approval is detailed as to the particular service or category of services to be rendered and the Chairperson reports the details of the services to the full Audit Committee at its next regularly scheduled meeting. All audit-related and non-audit services in fiscal years 2019 and 2018, if any, were pre-approved by the Audit Committee at regularly scheduled meetings of the Audit Committee, or through the process described in this paragraph, and none of such services was performed pursuant to the De Minimis Exception.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview and Summary
This Compensation Discussion and Analysis, which has been prepared by management, is intended to help our stockholders understand our executive compensation philosophy, objectives, policies, practices, and decisions. It is also intended to provide context for the compensation information for our CEO, PFO and the three other most highly compensated executive officers (our “named executive officers”) detailed in the Summary Compensation Table below and in the other tables and narrative discussion that follow for fiscal 2019.

Named Executive Officer	Position
Michael Pangia	President and Chief Executive Officer(1)
Walter Gallagher	Senior Vice President and Chief Operating Officer (Principal Financial Officer)(2)
Shaun McFall	Senior Vice President and Chief Marketing and Strategy Officer
Heinz H. Stumpe	Senior Vice President and Chief Sales Officer(3)
Eric Chang	Vice President Corporate Controller and Principal Accounting Officer(4)
_________

(1)	Mr. Pangia’s employment with the Company ended on September 18, 2019.

(2)	Mr. Gallagher was appointed Interim President and Chief Executive Officer as of September 18, 2019.

(3)	Mr. Stumpe’s employment with the Company ended on June 28, 2019.

(4)	Mr. Chang was promoted to Senior Vice President as of August 21, 2019.

To understand our approach to executive compensation, you should read the entire Compensation Discussion and Analysis that follows. The following brief summary introduces the major topics covered:

•
The cornerstone of our executive compensation program is pay for performance. Accordingly, while we pay competitive compensation and other benefits, our named executive officers’ compensation opportunity is weighted toward variable pay.

•
The objectives of our executive compensation program are to reward superior performance, motivate our executives to achieve our goals and attract and retain a strong management team. We believe that our emphasis on long term stockholder value creation results in an executive compensation program structure that is beneficial to our Company and our stockholders.

•
The Compensation Committee is made up of independent, non-employee members of the Board and oversees the executive compensation program for our named executive officers. The Compensation Committee works closely with its independent compensation consultant and management to evaluate the effectiveness of the Company’s executive compensation program throughout the year. The Compensation Committee’s specific responsibilities are set forth in its charter, which can be found on the Company’s website at http://investors.aviatnetworks.com/committee-details/compensation-committee. In reviewing the elements of our executive compensation program - base salary, annual cash incentives, long-term incentives and post-termination compensation - our Compensation Committee reviews market data from similar companies.

•
Our competitive positioning philosophy is to set compensation fairly as compared to the compensation of our peer group companies, with allowances for internal factors such as tenure, individual performance and the nature of the relative scope and complexity of the role.

•
Our annual incentive program is based on specific Company financial performance goals for the fiscal year and includes provisions to “clawback” any excess amounts paid in the event of a later correction or restatement of our financial statements.

•	We believe the compensation program for the named executive officers supported our strategic priorities and aligned compensation earned with the Company’s financial performance in fiscal year 2019.
Compensation Governance Best Practices
The Compensation Committee believes that a demonstrated commitment to best practices in compensation governance is itself an essential component of our approach to executive compensation. The following practices are some examples of this commitment:

•
Pay for performance: A substantial portion of our executives’ compensation opportunity is tied to achieving specified corporate objectives. In fiscal year 2019, 100% of the Annual Incentive Plan (“AIP”) was performance based and at-risk, subject to achievement of certain financial objectives. Under our Long-Term Incentive Plan (“LTIP”), half the equity awards were made in the form of performance shares subject to achievement of a targeted financial measure and half in stock options.

•
Mix of short-term and long-term compensation: Short-term compensation for our executive officers is comprised of base salaries and the AIP, which pays out only to the extent that the Company meets its financial targets. Our LTIP, representing long-term compensation, is comprised of performance shares and stock options for fiscal year 2019. Performance shares are earned, if the performance criteria are met, at the end of a three-year plan cycle, while stock options cliff vest 1/3 at the end of each successive anniversary of the date of grant.

•
Independent compensation consultant: The Compensation Committee directly retains the services of Pearl Meyer, an independent compensation consultant, to advise it in determining reasonable and market-based compensation policies and practices.

•
Prohibition on hedging and pledging: Our executive officers, together with all other employees, are prohibited from engaging in hedging, pledging or similar transactions with respect to our securities.

•
No perquisites: Our executive officers are not provided with club memberships, personal use of corporate aircraft or any other perquisite or special benefits other than our occasional provision of relocation expense reimbursement.

•
No single trigger change of control acceleration: Change of control arrangements in the employment agreements with our executive officers include “double trigger” vesting provisions ─ they provide for acceleration of vesting for outstanding equity awards only in the event that we are both subject to a change of control and the executive officer’s employment terminates thereafter for reasons specified in the employment agreements.

•
Clawback: We have a clawback policy that entitles us to recover all or a portion of any performance-based compensation, including cash and equity components, if our financial statements are restated as a result of errors, omissions or fraud.

•	Strong compensation risk management: The Compensation Committee reviews and analyzes the risk profile of our compensation programs and practices on an annual basis.
Compensation Philosophy and Objectives
The primary objectives of our total executive compensation program are to use compensation as a tool to recruit and retain outstanding executives and create long term value for our stockholders. The following principles guide our overall compensation program:

•	reward superior performance;

•	motivate our executives to achieve strategic, operational, and financial goals;

•	enable us to attract and retain a world-class management team; and

•	align outcomes and rewards with stockholder expectations.

Each year, the Compensation Committee reviews the executive compensation program to ensure its design and policies remain appropriately aligned with our evolving business needs and to consider best compensation practices. Our executive compensation program is also reviewed to ensure that it achieves a balance between providing meaningful retention and performance incentives to our executives while managing both the Company’s share burn rate and the dilutive effects of equity awards to the Company’s stockholders.
Executive Compensation Process
The Compensation Committee is responsible for establishing and implementing executive compensation policies in a manner consistent with our compensation objectives and principles. The Compensation Committee reviews and approves the features and design of our executive compensation program, and approves the compensation levels, individual AIP objectives and total compensation targets for our executive officers other than our CEO. The independent members of the Board approve the compensation level, individual AIP objectives, and financial targets for our CEO. The Compensation Committee also monitors executive succession planning and monitors our performance as it relates to overall compensation policies for employees, including benefit and savings plans.
In discharging its responsibilities, the Compensation Committee may engage outside consultants and consult with our Human Resources Department, as well as internal and external legal or accounting advisors, as the Compensation Committee determines to be appropriate. The Compensation Committee considers recommendations from our CEO and senior management when making decisions regarding our executive compensation program and compensation of our executive officers. Following each fiscal year end, our CEO, assisted by our Human Resources Department, assesses the performance of all executives. Following this annual performance review process, our CEO recommends base salary and incentive awards for executives to the Compensation Committee. The CEO, with the help of management and the independent consultant, makes recommendations to the Compensation Committee regarding the plan design of the overall executive compensation program for review, discussion and approval. The Compensation Committee is also responsible for developing pay recommendations for the CEO and in securing the full Board’s approval of these recommendations annually.
Independent Compensation Consultant for Compensation Committee
The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others for assistance. Accordingly, the Compensation Committee has hired Pearl Meyer as an independent consultant to advise the Compensation Committee on matters related to the compensation of the Company’s executive officers. All services that Pearl Meyer provided to Aviat in fiscal year 2019 were approved by the Compensation Committee and were related to executive or Board compensation. Pearl Meyer provides an annual review of the Company’s compensation practices, reviews and makes recommendations regarding Aviat’s compensation peer groups and provides independent input to the Compensation Committee on programs and practices.
Compensation Committee Advisor Independence
The Compensation Committee has considered the independence of Pearl Meyer pursuant to NASDAQ Listing Rules and related SEC rules and has found no conflict of interest in Pearl Meyer continuing to provide advice to the Compensation Committee. The Compensation Committee is also regularly advised by the Company’s primary outside counsel, Olshan Frome Wolosky LLP (“Olshan”). Pursuant to the NASDAQ Listing Rules and related SEC rules, the Compensation Committee has found no conflict of interest in Olshan continuing to provide advice to the Compensation Committee. The Compensation Committee reassesses the independence of its advisors annually.
Consideration of Say on Pay Results
Each year at our annual meeting, we conduct an advisory vote of our stockholders on our executive compensation program. Although this vote is not binding on the Board or us, we believe that it is important for our stockholders to have an opportunity to express their views regarding our executive compensation philosophy, program and practices as disclosed in our proxy statement on an annual basis. The Board and our Compensation Committee value stockholders’ opinions and, to the extent there is any significant vote against the compensation of our named executive officers, the Compensation Committee evaluates whether any actions are warranted or appropriate.
At our 2018 Annual Meeting, 94% of the votes cast on the advisory vote on executive compensation supported our named executive officers’ compensation as disclosed in the proxy statement. Our Compensation Committee evaluated these results and took into account many other factors in evaluating our executive compensation programs as discussed in the Compensation Discussion and Analysis. Although none of our Compensation Committee’s subsequent actions or decisions with respect to the compensation of our executive officers were directly attributable to the results of the vote, our Compensation Committee took the vote outcome into consideration in the course of its deliberations. Our Compensation Committee believes that concerns on executive compensation matters should be considered as part of its deliberations and intends to consider the results of future advisory votes in its compensation review process.
Competitive Benchmarking
Our management and Compensation Committee consider external data to assist in benchmarking total target compensation. Our compensation policy and practice is to target total compensation levels for all officers, including our named executive officers at competitive levels for similar positions as derived from the market composite data, assuming experience in the position and competent performance. The Compensation Committee may decide to target total compensation above or below the market for similar positions in unique circumstances based on an individual’s background, experience, and relative complexity and scope of the applicable role. Though compensation levels may differ among our named executive officers based upon competitive factors and the role, responsibilities and performance of each named executive officer, there are no material differences in our compensation policies or in the way total direct compensation opportunity is determined for any of our named executive officers.
For fiscal year 2019, targets for total cash and cash-based compensation (base salary and short-term incentive compensation) long-term incentives and total direct compensation (base salary, and short- and long-term incentive compensation) for Messrs. Pangia, Gallagher, McFall and Chang were set based on data collected from our peer group companies and from a published survey source, including the Radford Global Technology Survey. In considering data from the Radford Global Technology Survey, we focused on results for technology companies with annual revenues of less than $500 million. The peer group companies selected and used for compensation comparisons are reflective of our market for executive talent and business line competitors. Also, the overall composition of the peer group reflects companies of similar complexity and size to us.
For fiscal year 2019, these peer group companies included:

Aerohive Inc.	Bel Fuse, Inc.
CalAmp Corp.	Calix, Inc.
Cohu, Inc.	Comtech Telecommunications Corp
Digi International	EMCORE Corporation
Harmonic Inc.	Inseego Corp.
KVH Industries, Inc.	NeoPhotonics Corporation
PCTEL, Inc.	Ribbon Communications Inc.

Each year, the Compensation Committee reviews the appropriateness of the comparison group used for assessing the compensation of our CEO and other named executive officers. For fiscal year 2019, we removed 5 companies (Communications Systems, DragonWave-X, Extreme Networks, MRV Communications and Shoretel) and added 2 companies (Digi International and EMCORE Corporation) to position peer median revenue and market capitalization more closely to that of our company.
Data for our peer group companies was collected directly from these companies’ proxy statements.
Total Compensation Elements
Our executive compensation program includes four major elements:

•	base salary

•	annual incentive program

•	long-term compensation (equity incentives)

•	post-termination compensation

Each named executive officer’s performance is measured against factors such as short- and long-term strategic goals and financial measures of our performance, including factors such as revenue, operating income, non-GAAP net income and adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”).

Base Salary
Base salaries are provided as compensation for day-to-day responsibilities and services. Executive salaries are reviewed annually. Our CEO generally makes recommendations to the Compensation Committee in August of each year regarding the base pay of each named executive officer, other than himself. The Compensation Committee considers each executive officer’s responsibilities, as well as the Company’s performance and recommended increases in base salary for select named executive officers and other officers. In fiscal year 2019, the CEO recommended, and the Compensation Committee approved, that the base salaries for named executive officers be held flat at fiscal 2018 levels, except for Eric Chang, our Vice President, Corporate Controller and Principal Accounting Officer. Our CEO’s base salary was unchanged since fiscal year 2011. Additional details concerning the compensation for our named executive officers for fiscal year 2019 are set forth in the Summary Compensation Table below.
Annual Incentive Plan (AIP)
Our AIP is designed to motivate our executives to focus on achievement of our short-term financial goals. The CEO reviews his recommendations for each named executive officer with the Compensation Committee, taking into account market data obtained from its independent compensation consultant. Based on recommendations by the CEO, and as specified in any applicable employment agreement, the Compensation Committee recommends to the Board an annual incentive compensation target, expressed as a percentage of base salary, for each executive officer.
The Compensation Committee also recommends to the Board specific Company financial performance measures and targets including the relative weighting and payout thresholds. The financial targets are aligned with our Board-approved annual operating plan, and during the year periodic reports are made to the Board about our performance compared with the targets. Under the AIP, a significant portion of the executive’s annual compensation is tied directly to our financial performance. The target amount of annual incentive compensation under our AIP, expressed as a percentage of base salary, generally increases with an executive’s level of management responsibility and is paid in the form of cash. For fiscal year 2019, individual AIP target incentives were set at 90% of base salary for Mr. Pangia, 50% for Messrs. Gallagher and McFall, and 40% for Mr. Chang. Executives can earn more or less than target if threshold or maximum performance levels are achieved. Threshold performance achievement results in a 50% of target bonus award opportunity and maximum performance, generally, results in 120% of target award opportunity. No incentive can be earned if the Company does not achieve the minimum threshold for adjusted EBITDA, even if revenue targets are met.
For fiscal year 2019, the AIP provided for an all cash payout. The performance metric was weighted 75% towards an adjusted EBITDA target and 25% towards a revenue target, with no payout triggered if the minimum threshold for adjusted EBITDA was not achieved. Adjusted EBITDA was calculated by excluding charges for share-based compensation, restructuring, and other one-time/non-recurring income or expenses from GAAP-based EBITDA. Revenue was calculated on a GAAP basis. The following tables outlines the threshold, target and maximum performance and payout levels approved by the Compensation Committee for fiscal year 2019.
Fiscal Year 2019 Annual Incentive Plan - Minimum, Target and Maximum Thresholds

		Results-Driven Entitlement
Fiscal Year 2019 Annual Incentive Plan		Performance	Payout
Metric	Tiers	($)	(As % of Award Target)
Adjusted EBITDA	Minimum Threshold	$12,300,000	80%
	Target Threshold	$15,300,000	100%
	Maximum Threshold	$19,000,000	124%

Revenue	Minimum Threshold	$255,000,000	80%
	Target Threshold	$261,800,000	100%
	Maximum Threshold	$269,000,000	121%

In fiscal year 2019, the AIP did not guarantee payout of the specified threshold and target amounts, and the Compensation Committee considered the adjusted EBITDA and revenue thresholds to be challenging. During the 2019 fiscal year, we did not achieve the minimum threshold for both adjusted EBITDA and revenue. As a result, there were no AIP payout for fiscal year 2019 for our named executive officers.
Long-Term Compensation - Equity Incentives
The Compensation Committee uses the LTIP as a means for determining awards of stock options, stock appreciation rights, restricted shares, restricted stock units, performance shares, and other stock-based awards to our executives. All of the LTIP awards have been granted under either our 2007 Stock Equity Plan (“2007 Plan”) or our 2018 Incentive Plan (the “2018 Plan”). The 2007 Plan was discontinued following stockholder approval of the 2018 Plan, but the outstanding awards under the 2007 Plan will continue to remain in effect in accordance with their terms; provided that, as shares are returned under the 2007 Plan upon cancellation, termination or otherwise of awards outstanding under the 2007 Plan, such shares will be available for grant under the 2018 Plan. As of September 1, 2019, 880,614 shares were available for issuance under the 2018 Plan.
Our LTIP awards are designed to motivate our executives to focus on achievement of our long-term financial goals. Equity awards motivate our executives to achieve our long-term goals and to the extent our results affect our stock price, link such results with the performance of our stock over a longer period. Using equity awards helps us to retain executives, encourage share ownership and maintain a direct link between our executive compensation program and stockholder value creation.
For fiscal year 2019, the named executive officers were eligible to receive equity incentive awards. These equity incentive awards were granted in September 2018 using a combination of performance stock units (PSUs) and stock options, as follows:

Equity Vehicle	Weighting	Purpose/Description
PSUs	50%	Three-year cliff vesting from the issuance date assuming achievement of non-GAAP net income measures over a three-year performance period and continued employment through the vesting date
Stock options	50%
Strike price: Determined based on the closing stock price on the date of grant
Vesting: 1/3 at the end of each successive anniversary of the date of grant
Expiration: Seven years from date of grant if not exercised

The table below shows the equity incentive award values granted for fiscal 2019 for each of the named executive officers:

Named Executive Officer	PSUs (at target)*	Stock Options**	Total Value
Mr. Pangia	$259,150	$260,165	$519,315
Mr. Gallagher	$78,534	$78,841	$157,375
Mr. McFall	$83,767	$84,095	$167,862
Mr. Chang	$65,344	$65,591	$130,935
*Award amounts for PSUs were determined based on the closing price of our common stock on the date of grant on September 7, 2018.
**Individual award amounts were calculated based on Black-Scholes values.
Performance metrics and payout levels for the three-year performance cycle starting fiscal year 2019 were established at the beginning of the performance period.

Recovery of Executive Compensation
Our executive compensation program permits us to recover or “clawback” all or a portion of any performance-based compensation, including equity awards, if our financial statements are restated as a result of errors, omissions, or fraud. The amount which may be recovered will be the amount by which the affected compensation exceeded the amount that would have been payable had the financial statements been initially filed as restated, or any greater or lesser amount that the Compensation Committee or our Board shall determine. In no case will the amount to be recovered by us be less than the amount required to be repaid or recovered as a matter of law. Recovery of such amounts by us would be in addition to any actions imposed by law, enforcement agencies, regulators, or other authorities.
Hedging and Pledging Prohibition
Our executive officers, as well as all other employees, are prohibited from engaging in hedging, pledging or similar transactions with respect to our securities where the transaction is designed or intended to decrease the risks associated with holding our securities. This prohibition includes transactions involving puts, calls, collars or other derivative securities.
Perquisites
Our executive officers participate in the same group insurance and employee benefit plans as our other full-time U.S. employees. We do not provide special benefits or other perquisites to our executive officers.
Stock Ownership Guidelines
While we do not have a minimum stock ownership requirement for members of the Board and our named executive officers, the corporate governance guidelines adopted by the Board encourage the ownership of our common stock. The Compensation Committee is satisfied that the stock and other equity holdings among our executive officers are sufficient at this time to provide appropriate motivation to align this group’s long-term interests with those of our stockholders.
Tax and Accounting Considerations
Tax Considerations. The Compensation Committee annually reviews and considers the deductibility of the compensation paid to our executive officers, which includes each of the Named Officers, under Section 162(m) of the Internal Revenue Code. Pursuant to Section 162(m), compensation paid to certain executive officers in excess of $1 million generally is not deductible. However, before the effective date of the 2017 tax reform legislation, amounts in excess of $1 million were deductible if they qualified as “performance-based compensation.” The Committee has considered the impact of the deduction limitation and the Company’s current financial context and has determined that it is not in the best interests of the Company or its stockholders to base compensation solely on objective performance criteria. Rather, the Committee believes that it should retain the flexibility to base compensation on its subjective evaluation of performance, as well as on the attainment of objective goals.
The exemption for qualifying performance-based compensation was repealed by recent tax legislation effective for taxable years beginning after December 31, 2017. As a result, compensation paid to our executive officers in future years in excess of $1 million may not be deductible unless it qualifies for certain transition relief (with the scope of such transition relief being uncertain at this time). While the Company will monitor guidance and developments in this area, the Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive talent necessary for our success. Consequently, the Compensation Committee may pay or provide, and has paid or provided, compensation that is not tax deductible or is otherwise limited as to tax deductibility.
Accounting Considerations. The Compensation Committee also considers the accounting implications of various forms of executive compensation under US GAAP. In its financial statements, the Company records salaries and performance-based compensation such as bonuses as expenses in the amount paid or to be paid to the named executive officers. Accounting rules also require the Company to record share-based compensation in its financial statements for equity awards.
Generally Available Benefit Programs
In fiscal year 2019, our named executive officers were eligible to participate in the health and welfare programs that are generally available to all full-time U.S.-based employees, including medical, dental, vision, life, short-term and long-term disability insurance, employee counseling assistance, flexible spending accounts and accidental death and dismemberment insurance.

The named executive officers and all other eligible U.S.-based employees participate in our tax-qualified 401(k) Plan. Under the 401(k) Plan, all eligible employees can receive matching contributions from the Company of 2.5% of compensation contributed. Each employee under the age of 50 can contribute a maximum of $19,000 during each calendar year, and each employee over the age of 50 can contribute a maximum of $25,000.
The named executive officers and all other eligible U.S.-based employees can elect, on a quarterly basis, to apply a portion of their cash compensation to purchase shares of our common stock at a 5% discount under our employee stock purchase plan. An employee’s total purchases in any year cannot exceed $25,000 in value or 15% of his or her salary, whichever is less. Furthermore, an employee may not purchase more than 48 shares of common stock annually under the employee stock purchase plan.
The 401(k) Plan, employee stock purchase plan and the other benefits generally available to all other U.S.-based employees allow us to remain competitive and enhance employee loyalty and productivity. These benefit programs are primarily intended to provide all eligible employees with competitive and quality healthcare, financial contributions for retirement and to enhance hiring and retention.
Post-Termination Compensation
Employment agreements have been established with each of our named executive officers. These agreements provide for certain payments and benefits to the employee if his or her employment is terminated. These arrangements are discussed in more detail below. We have determined that such payments and benefits are an integral part of a competitive compensation package for our named executive officers. For additional information regarding our employment agreements with our named executive officers, see the discussion under “Potential Payments Upon Termination or Change of Control.”
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee of the Board of Directors

Dr. James C. Stoffel, Chairman
Kenneth Kong
John J. Quicke
Risk Considerations in Our Compensation Program
The Compensation Committee, pursuant to its charter, is responsible for reviewing and overseeing the compensation benefits structure applicable to our employees, generally. We do not believe that our compensation policies and practices for our employees create risks that are reasonably likely to have a material adverse effect on our company. In reaching this conclusion, we considered the following factors:

•	Our compensation program is designed to provide a mix of both fixed and “at risk” incentive compensation

•
Our Compensation Committee and management team have responsibility for managing the administration, determination and approval of total and, in the case of the named executive officers, individual approval of payouts under the incentive plans.

•
The incentive elements of our compensation program (annual incentives and multi-year equity LTIP awards) are designed to reward both annual performance (under the AIP) and longer-term performance (under the LTIP). We believe this design mitigates any incentive for short-term risk-taking that could be detrimental to our company’s long-term best interests.

•
Maximum payouts under our AIP are currently capped at 121% - 124% of the target award opportunity set by the Compensation Committee. We believe these limits mitigate excessive risk-taking, since the maximum amount that can be earned is limited.

•
Finally, our AIP and our LTIP both contain provisions under which awards may be recouped or forfeited if the recipient has not complied with our policies. In addition, our performance-based plans (cash incentive and performance shares) both contain provisions under which awards may be recouped or forfeited if the financial results for a period affecting the calculation of an award are later restated.

Summary Compensation Table
The following table summarizes the total compensation for each of our fiscal years ended June 28, 2019, June 29, 2018 and June 30, 2017 of our named executive officers, who consisted of our CEO, PFO and three other most highly compensated executive officers.

Name/Principal Position	Fiscal Year	Salary(3)	Stock Awards(4)	Option Awards(5)	Non-Equity Incentive Plan Compensation(6)	All Other Compensation(9)	Total
		($)	($)	($)	($)	($)	($)
Michael Pangia, President and Chief Executive Officer(1)	2019	550,000	259,150	260,165	—	3,613	1,072,928
	2018	550,000	—	—	237,338	3,380	790,718
	2017	550,000	741,032	—	324,522	4,005	1,619,559
Walter Stanley Gallagher, Jr. Senior Vice President and Chief Operating Officer (2)	2019	300,000	78,534	78,841	—	2,064	459,439
	2018	5,769	81,250	—	—	79	87,098
Shaun McFall, Senior Vice President, Chief Marketing and Strategy Officer	2019	320,000	83,767	84,095	—	10,617	498,479
	2018	320,000	—	—	89,757	9,562	419,319
	2017	320,000	151,057	—	122,728	10,666	604,451
Heinz H. Stumpe, Senior Vice President and Chief Sales Officer(7)	2019	345,000	—	—	—	3,850	348,850
	2018	345,000	—	—	104,213	3,422	452,635
	2017	345,000	175,402	—	142,495	3,707	666,604
Eric Chang, Vice President, Corporate Controller and Principal Accounting Officer(8)	2019	260,000	65,344	65,591	—	8,148	399,083
	2018	240,000	—	—	41,426	7,267	288,693
	2017	240,000	52,298	—	31,683	5,918	329,899
_______________________
* Our fiscal year 2019 ended June 28, 2019, fiscal year 2018 ended June 29, 2018 and fiscal year 2017 ended June 30, 2017. The amounts in the Summary Compensation Table represent total compensation paid or earned for our fiscal years as included in our annual financial statements.

(1)	Mr. Pangia’s employment with the Company ended on September 18, 2019.

(2)
Effective June 25, 2018, Mr. Gallagher was appointed as our Senior Vice President and Chief Operating Officer. Mr. Gallagher’s annual salary is $300,000, and he is paid an additional $3,000 per month as a cost of living supplement for the period he is required by the Company to be based in Milpitas, California. Effective September 18, 2019, Mr. Gallagher was appointed as our Interim President and Chief Executive Officer.

(3)	The annual base salary for Mr. Pangia was $550,000.
The annual base salary for Mr. Gallagher was $300,000.
The annual base salary for Mr. McFall was $320,000.
The annual base salary for Mr. Stumpe was $345,000.
The annual base salary for Mr. Chang was $260,000.

(4)
The “Stock Awards” column shows the full grant date fair value of the market-based shares, performance shares, and restricted stock granted in fiscal 2019 and 2017. There were no market-based shares, performance shares, and restricted stock granted in fiscal 2018 with exception of the new hire grant for Mr. Gallagher.

The grant date fair value of the market-based shares, performance shares and restricted stock was determined under FASB ASC Topic 718 and represents the amount we would expense in our financial statements over the entire vesting schedule for the awards. The grant date fair value of market-based shares was estimated using a Monte-Carlo simulation model. The grant date fair value for performance awards and restricted stock was based on the closing market price of our common stock on the respective award dates. The assumptions used for determining values are set forth in Notes 1 and 8 to our audited consolidated financial statements in Part II, Item 8 of our Annual Report on Form 10-K for fiscal year 2019. These amounts reflect our accounting for these grants and do not correspond to the actual values that may be recognized by the named executive officers.

(5)	The “Option Awards” column shows stock options granted in fiscal 2019. There were no stock options granted in fiscal 2018 and fiscal 2017.

(6)	The “Non-Equity Incentive Plan Compensation” column shows the cash bonus earned under the fiscal year 2018 and fiscal year 2017 annual incentive plan. No cash bonus was earned for fiscal 2019.

(7)	Mr. Stumpe’s employment with the Company ended on June 28, 2019.

(8)	Effective August 21, 2019, Mr. Chang was promoted to Senior Vice President.

(9)	The following table describes the components of the “All Other Compensation” column.

		Life Insurance (a)	Company Matching Contributions Under 401(k) Plan (b)	Total All Other Compensation
Name	Year	($)	($)	($)

Michael Pangia	2019	3,613	—	3,613
	2018	3,380	—	3,380
	2017	4,005	—	4,005
Walter Stanley Gallagher, Jr.	2019	2,064	—	2,064
	2018	79		79
Shaun McFall	2019	2,219	8,398	10,617
	2018	2,049	7,513	9,562
	2017	2,224	8,442	10,666
Heinz H. Stumpe	2019	3,850	—	3,850
	2018	3,422	—	3,422
	2017	3,707	—	3,707
Eric Chang	2019	612	7,536	8,148
	2018	460	6,807	7,267
	2017	386	5,532	5,918
_____________________

(a)	Represents premiums paid for life insurance that represent taxable income for the named executive officer.

(b)	Represents matching contributions made by us to the 401(k) account of the respective named executive.
Grants of Plan-Based Awards in Fiscal Year 2019
The following table lists our grants and incentives during our fiscal year ended June 28, 2019 of plan-based awards, both equity and non-equity based and including our Annual Incentive Plan and Long-Term Incentive Plan, to the named executive officers listed in the Summary Compensation Table. There is no assurance that the grant date fair value of stock and option awards will ever be realized.

			Estimated Possible Payouts Under Short-Term Non-Equity Incentive Plan Awards in Fiscal Year 2019 (1)			Estimated Future Payments Under Equity Incentive Plan Awards in Fiscal Year 2019			All Other Stock Awards: Number of Shares of Stock or Units (2)	Fair Value of Stock and Option Awards (3)
	Type of Award	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Name			($)	($)	($)	(#)	(#)	(#)	(#)	($)
Michael Pangia	PSU	9/7/2018	396,000	495,000	610,088	—	—	—	14,559	519,315
Walter Stanley Gallagher, Jr.	PSU	9/7/2018	120,000	150,000	184,875	—	—	—	4,412	157,375
Shaun McFall	PSU	9/7/2018	128,000	160,000	197,200	—	—	—	4,706	167,862
Heinz H. Stumpe	PSU	9/7/2018	138,000	172,500	212,606	—	—	—	—	—
Eric Chang	PSU	9/7/2018	83,200	104,000	128,180	—	—	—	3,671	130,935
______________________

(1)
The amounts shown under Estimated Possible Payouts Under Short-Term Non-Equity Incentive Plan Awards reflect possible payouts under our fiscal 2019 AIP. We did not achieve the fiscal 2019 cash incentive target. As a result, there were no AIP payout for fiscal 2019 for our named executive officers.

(2)	Performance stock units (“PSU”) vest 100% on the third anniversary of the grant date based on the achievement of each annual performance criteria.

(3)
The “Fair Value of Stock and Option Awards” column shows the full grant date fair value of the stock options granted in fiscal year 2019. The grant date fair value of the stock options was determined under FASB ASC Topic 718 and represents the amount we would expense in our financial statements over the entire vesting schedule for the awards in the event the vesting provisions are achieved.

The assumptions used for determining values are set forth in Notes 1 and 8 to our audited consolidated financial statements in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal 2019. These amounts reflect our accounting for these grants and do not correspond to the actual values that may be recognized by the named executive officers.

Outstanding Equity Awards at Fiscal Year-End 2019
The following table provides information regarding outstanding unexercised stock options and unvested stock awards held by each of our named executive officers as of June 28, 2019. Each grant of options or unvested stock awards is shown separately for each named executive officer. The vesting schedule for each award of options and unvested stock awards is shown in the footnotes following this table based on the option grant date. The material terms of the option awards, other than exercise price and vesting are generally described in the 2007 Plan and 2018 Incentive Plan.

	Option Awards						Stock Awards
	Award Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that have not Vested		Market Value of Shares or Units of Stock that have not Vested (7)	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights that have not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested (7)
Name		(#)	(#)		($)		(#)		($)	(#)		($)
Michael Pangia	09/07/2018	—	—		—	—	—		—	14,559	(5)	132,972
	09/07/2018	—	29,118		17.80	9/7/2025	—		—	—		—
	09/22/2016	—	—		—	—	—		—	22,689	(6)	310,839
	09/22/2016	—	—		—	—	20,833	(4)	285,412	—		—
	02/02/2015	21,825	—	(1)	15.60	2/2/2022	—		—	—		—
	09/09/2013	34,722	—	(2)	31.20	9/9/2020	—		—	—		—
	10/03/2012	11,458	—	(3)	27.36	10/3/2019	—		—	—		—
Walter Stanley Gallagher, Jr.	09/07/2018	—	—		—	—	—		—	4,412	(5)	40,292
	09/07/2018	—	8,824		17.80	9/7/2025	—		—	—		—
	06/25/2018	—	—		—	—	5,000		68,500	—		—
Heinz H. Stumpe	09/22/2016	—	—		—	—	—		—	9,960	(6)	136,452
	09/22/2016	—	—		—	—	9,147	(4)	125,314	—		—
	02/02/2015	9,184	399	(1)	15.60	2/2/2022	—		—	—		—
	09/09/2013	15,246	—	(2)	31.20	9/9/2020	—		—	—		—
	10/03/2012	5,031	—	(3)	27.36	10/3/2019	—		—	—		—
Shaun McFall	09/07/2018	—	—		—	—	—		—	4,706	(5)	42,977
	09/07/2018	—	9,412		17.80	9/7/2025	—		—	—		—
	09/22/2016	—	—		—	—	—		—	8,577	(6)	117,505
	09/22/2016	—	—		—	—	7,878	(4)	107,929	—		—
	02/02/2015	8,254	—	(1)	15.60	2/2/2022	—		—	—		—
	09/09/2013	13,131	—	(2)	31.20	9/9/2020	—		—	—		—
	10/03/2012	4,333	—	(3)	27.36	10/3/2019	—		—	—		—
Eric Chang	09/07/2018	—	—		—	—	—		—	3,671	(5)	33,524
	09/07/2018	—	7,341		17.80	9/7/2025	—		—	—		—
	09/22/2016	—	—		—	—	—		—	2,970	(6)	40,689
	09/22/2016	—	—		—	—	2,727	(4)	37,360	—		—
	02/03/2016	—	—		—	—	1,562	(4)	21,399	—		—
______________________

(1)	Stock options vest in installments of 25% on August 1, 2015, and 1/48 each month thereafter over the remaining three-year period based on continuous employment through those dates.

(2)
Stock options vest in installments of 33 1/3% one year from the grant date, 33 1/3% two years from the grant date and 33 1/3% three years from the grant date based on continuous employment through those dates.

(3)	Stock options vest in installments of 50% one year from the grant date, 25% two years from the grant date and 25% three years from the grant date based on continuous employment through those dates.

(4)	Restricted stock units vest 100% on the third anniversary of the grant date.

(5)
Performance-based share units eligible to vest based on the Company’s non-GAAP. The shares will vest on the date that the Compensation Committee certifies achievement of the performance measure. One third of the grants were cancelled as we did not meet the performance metrics. Vesting of these shares is dependent on continuous employment with us through the vesting date.

(6)
Performance-based share units eligible to vest were based on the Company’s adjusted EBITDA for fiscal year 2017. Once the shares are earned, they will vest 100% on the third anniversary of the grant date. Vesting of these shares is dependent on continuous employment with us through the vesting date.

(7)	Market value is based on the $13.70 closing price of a share of our common stock on June 28, 2019, as reported on the NASDAQ Global Select Market.
Option Exercised and Stock Vested in Fiscal Year 2019
The following table provides information for each of our named executive officers regarding the number of shares of our common stock acquired upon the vesting of stock awards during fiscal year 2019. No options to purchase common stock were exercised during fiscal year 2019. Stock awards vesting during fiscal year 2019 consisted of restricted stock with service-based vesting provisions.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#) (1)	Value Received on Vesting ($) (2)
Michael Pangia	20,833	$329,995
Shaun McFall	7,878	$124,788
Eric Chang	3,361	$45,172
_________________________

(1)	Vested number of shares of restricted stock units.

(2)	Amount shown is the aggregate market value of the vested shares of restricted stock units based on the closing price of our stock on the vesting date.

Equity Compensation Plan Summary
The following table provides information as of June 28, 2019, relating to our equity compensation plan:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options		Number of Securities Remaining Available for Further Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity Compensation plan approved by security holders(1)	665,168	(2)	$21.85	(3)	880,614
Equity Compensation plans not approved by security holders	—		$—		—
Total	665,168		$21.85		880,614
_____________________

(1)	Consists of the 2007 and 2018 Incentive Plan.

(2)
The number includes 369,004 shares to be issued upon exercise of options, 171,567 shares to be issued upon vesting of restricted stock units, and 124,597 shares to be issued upon vesting of performance stock units.

(3)	Excludes weighted average fair value of restricted stock units and performance stock units.
Potential Payments Upon Termination or Change of Control
We have employment agreements with each of the continuing named executive officers, which provide for such executives to receive certain payments and benefits if their employment with us is terminated. These arrangements are set forth in detail below and assume a termination event on June 28, 2019 and refer to our stock price on that date. The Board has determined that such payments and benefits are an integral part of a competitive compensation package for our executive officers.
The table below reflects the compensation and benefits due to each of the named executive officers in the event of termination of employment by us without cause or termination by the executive for good reason (other than within 18 months after a Change of Control, as defined below) and in the event of disability and in the event of termination of employment by us without cause or termination by the executive for good reason within 18 months after a Change of Control. The amounts shown in the table are estimates of the amounts that would be paid upon termination of employment. There are no compensation and benefits due to any named executive officer in the event of death, or of termination of employment by us for cause or voluntary termination. The actual amounts would be determined only at the time of the termination of employment.

Name	Conditions for Payouts	Base Salary Component (1)	Cash Incentive Component (2)	Accelerated Equity Vesting (3)	Insurance Benefit (4)	Out-Placement Services (5)	Total
Michael Pangia(6)	Termination without cause or for good reason, or due to disability	$550,000	$—	$596,251	$31,332	$30,000	$1,207,583
	Within 18 months after Change of Control	$1,100,000	$495,000	$596,251	$62,664	$30,000	$2,283,915
Walter Stanley Gallagher, Jr.	Termination without cause or for good reason, or due to disability	$300,000	$—	$23,000	$28,332	$30,000	$381,332
	Within 18 months after Change of Control	$300,000	$150,000	$68,500	$28,332	$30,000	$576,832
Shaun McFall	Termination without cause or for good reason, or due to disability	$320,000	$—	$216,957	$28,332	$30,000	$595,289
	Within 18 months after Change of Control	$640,000	$160,000	$225,434	$56,664	$30,000	$1,112,098
Eric Chang	Termination without cause or for good reason, or due to disability	$260,000	$—	$93,292	$—	$30,000	$383,292
	Within 18 months after Change of Control	$260,000	$104,000	$99,448	$—	$30,000	$493,448
______________________

(1)	The base salary component represents the total gross monthly payments to each named executive officer at the current salary.

(2)	The cash incentive component represents the cash bonus due under the fiscal year 2019 AIP if performance criteria are met. No cash bonus was earned for fiscal 2019.

(3)
Reflects acceleration of outstanding equity awards, including pro-rata vesting under the fiscal year 2017 Long-Term Incentive Plan as of June 28, 2019, with final determination to be made by the Compensation Committee.

(4)	The insurance benefit provided is paid directly to the insurer benefit provider and includes amounts for COBRA.

(5)	The estimated dollar amounts for outplacement services would be paid directly to an outplacement provider selected by us.

(6)	Mr. Pangia’s employment with the Company ended on September 18, 2019.

(7)	Mr. Stumpe was not included in the above table as his employment with the Company ended on June 28, 2019.

The employment agreements with our named executive officers define a “Change of Control” as follows:

•
any merger, consolidation, share exchange or acquisition, unless immediately following such merger, consolidation, share exchange or acquisition, at least 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of (i) the entity resulting from such merger, consolidation or share exchange, or the entity which has acquired all or substantially all of our assets (in the case of an asset sale that satisfies the criteria of an acquisition) (in either case, the “Surviving Entity”) or (ii) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity is represented by our securities that were outstanding immediately prior to such merger, consolidation, share exchange or acquisition (or, if applicable, is represented by shares into which such Company securities were converted pursuant to such merger, consolidation, share exchange or acquisition); or

•
any person or group of persons (within the meaning of Section 13(d)(3) of the Exchange Act) directly or indirectly acquires beneficial ownership (determined pursuant to SEC Rule 13d-3 promulgated under the Exchange Act) of securities possessing more than 30% of the total combined voting power of our outstanding securities other than: (i) an employee benefit plan of ours or any of our affiliates; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of our or any of our affiliates; or (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; or

•
over a period of 36 consecutive months or less, there is a change in the composition of the Board such that a majority of the Board members (rounded up to the next whole number, if a fraction) ceases, by reason of one or more proxy contests for the election of Board members, to be composed of individuals each of whom meet one of the following criteria: (i) have been a Board member continuously since the adoption of this plan or the beginning of such 36-month period; or (ii) have been elected or nominated during such 36-month period by at least a majority of the Board members and satisfied the criteria of this bullet when they were elected or nominated; or

•	a majority of the Board determines that a Change of Control has occurred; or

•	the complete liquidation or dissolution of the Company.

Employment agreements are in effect for the named executive officers and provide that if they are terminated without cause or should they resign for good reason or become disabled and they sign a general release they will be entitled to receive the following severance benefits:

•	severance payments at their final base salary for a period of 12 months following termination;

•
payment of premiums necessary to continue their group health insurance under COBRA (or to purchase other comparable health coverage on an individual basis if the employee is no longer eligible for COBRA coverage) until the earlier of (i) 12 months; or (ii) the date on which they first became eligible to participate in another employer’s group health insurance plan;

•	the prorated portion of any incentive bonus they would have earned during the incentive bonus period in which their employment was terminated;

•
any equity compensation subject to service-based vesting granted to the executive officer will stop vesting as of their termination date; however, they will be entitled to exercise any vested stock options until the earlier of: (i) 12 months; or (ii) the date on which the applicable option(s) expire; and

•	outplacement assistance up to $30,000.
In addition, these agreements provide that if there is a Change of Control, and employment is terminated by us without cause or by the employee for good reason within 18 months after the Change of Control and they sign a general release of known and unknown claims in a form satisfactory to us, (i) the severance benefits described shall be increased by an additional 12 months for Messrs. Pangia and McFall; (ii) they will receive a payment equal to the greater of (a) the average of the annual actual incentive bonus payments received by them, if any, for the previous three years; or (b) their target incentive bonus for the year in which their employment terminates; and (iii) accelerated vesting of all unvested stock option(s), restricted stock and performance stock units (assuming performance criteria previously met).
CEO Pay Ratio
Pursuant to Item 402(u) of Regulation S-K, the Company is required to provide the following information with respect to the year ended June 28, 2019:

•	The median of the annual total compensation of all employees of the Company (other than Mr. Pangia, the Company’s Chief Executive Officer) was $60,449.

•	The annual total compensation of Mr. Pangia, the Company’s Chief Executive Officer, was $1,072,928.

•	Based on this information, the ratio of the annual total compensation of the Company’s Chief Executive Officer to the median of the annual total compensation of all employees was 17.75 to 1.

The Company elected to use the same median employee as calculated at the end of our prior fiscal year. To identify the median paid employee and determine such employee’s annual total compensation in the last fiscal year, the Company assessed its employee population as of June 28, 2019 and determined employee compensation using the 12-month period ending June 28, 2019. On this date, the Company’s employee population consisted of 708 individuals.
The Company determined its median employee by: (i) calculating total target cash compensation as the sum of salary and target variable compensation, including target sales bonus, for each of the Company’s employees, (ii) ranking the total target cash compensation of all employees except for the Chief Executive Officer from lowest to highest, and (iii) picking the employee who was in the middle of the list.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Directors, executive officers and greater than 10% holders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of Forms 3 and 4 received during fiscal year 2019, and Forms 5 (or any written representations) received with respect to fiscal year 2019, we believe that all directors, officers, executive officers and 10% stockholders complied with all applicable Section 16(a) filing requirements during fiscal year 2019.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
At the Annual Meeting, directors are being nominated for election to serve until the 2020 Annual Meeting or until their successors are elected and qualified.
In the unanticipated event that a nominee is unable or declines to serve as a director at the time of the Annual Meeting, all proxies received by the proxy holders will be voted for any subsequent nominee named by the Board to fill the vacancy created by the earlier nominee’s withdrawal from the election. As of the date of this Proxy Statement, the Board is not aware of any director nominee who is unable or will decline to serve as a director. Each of the nominees has consented to being named in this Proxy Statement and to serve as a director if elected. Ages are as of the date of this Proxy Statement.
Director Nominees

Name	Title	Age
John Mutch	Chairman of the Board	63
Kenneth Kong	Director	45
John J. Quicke	Director	70
Dr. James C. Stoffel	Director	73
RECOMMENDATION OF THE BOARD OF DIRECTORS
THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE ELECTION OF EACH OF THE DIRECTOR NOMINEES AND UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed BDO as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending July 3, 2020 and our Board has ratified such appointment. See “Independent Registered Public Accounting Firm Fees.”
Notwithstanding its selection, the Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders. If the appointment is not ratified by our stockholders, the Audit Committee may reconsider whether it should appoint another independent registered public accounting firm.
RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION
OF THE AUDIT COMMITTEE’S APPOINTMENT OF BDO AS THE
COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR FISCAL YEAR 2020.

PROPOSAL NO. 3
ADVISORY, NON-BINDING VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
A “say-on-pay” advisory vote is required for all U.S. public companies under Section 14A of the Exchange Act. We are asking stockholders to approve, on an advisory, non-binding basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis section, and the related compensation tables, notes and narrative, in this Proxy Statement.
The Board recommends that you vote “FOR” approval of the advisory, non-binding vote on executive compensation because it believes that the policies and practices described in the Compensation Discussion and Analysis section are effective in achieving the Company’s goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executives’ long-term interests with those of the stockholders and motivating the executives to remain with the Company for long and productive careers. Named executive officer compensation of the past three years reflects amounts of cash and long-term equity awards consistent with periods of economic stress and lower earnings, and equity incentives aligning with our actions to stabilize the Company and to position it for a continued recovery.
We urge stockholders to read the Compensation Discussion and Analysis section of this Proxy Statement, as well as the Summary Compensation Table and related compensation tables, notes and narrative, which provide detailed information on the Company’s compensation policies and practices and the compensation of our named executive officers.
RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE ADVISORY, NON-BINDING VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION.

OTHER MATTERS
2019 Annual Report
Our annual report for the fiscal year ended June 28, 2019 will be available over the Internet and is being mailed with this Proxy Statement.
Form 10-K
We filed an annual report on Form 10-K for the fiscal year ended June 28, 2019 with the SEC on August 27, 2019. Stockholders may obtain a copy of the annual report on Form 10-K, without charge, by writing to our Corporate Secretary, at the address of our offices located at 860 N. McCarthy Blvd., Suite 200, Milpitas, CA 95035, or through our website at www.aviatnetworks.com.
Other Business
The Board is not aware of any other matter that may be presented for consideration at the Annual Meeting. Should any other matter properly come before the Annual Meeting, your shares of common stock will be voted in accordance with the discretion of the proxy holders.

Householding of Proxy Materials
To reduce costs and the environmental impact of the Annual Meeting, a single proxy statement and annual report, along with individual proxy cards, will be delivered in one envelope to certain stockholders having the same last name and address, and to individuals with more than one account registered with our transfer agent with the same address, unless contrary instructions have been received from an affected stockholder. Stockholders participating in householding will continue to receive separate proxy cards. If you are a registered stockholder and would like to enroll in this service or receive individual copies of this year's and/or future proxy materials, please contact Broadridge Financial Solutions, Inc. 51 Mercedes Way, Edgewood, New York 11717; or contact our Corporate Secretary at 408-941-7100 or at our headquarters at 860 N. McCarthy Blvd., Suite 200, Milpitas, California 95035. If you are a beneficial stockholder, you may contact the broker or bank where you hold the account.

**VOTE BY INTERNET - www.proxyvote.com**
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. ET on 11/12/19. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. ET on 11/12/19. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

| Nominees | For | Against | Abstain |
|---|---|---|---|
| 1A John Mutch | ☐ | ☐ | ☐ |
| 1B Kenneth Kong | ☐ | ☐ | ☐ |
| 1C John J. Quicke | ☐ | ☐ | ☐ |
| 1D Dr. James C. Stoffel | ☐ | ☐ | ☐ |

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends you vote FOR proposals 2 and 3.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|

0000429668_1 R1.0.1.18

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:** The Combined Document is/are available at www.proxyvote.com

**AVIAT NETWORKS, INC.**
**Annual Meeting of Stockholders**
**November 13, 2019 12:30 P.M.**
**This proxy is solicited by the Board of Directors**

The stockholder(s) hereby appoint(s) John Mutch and Walter Stanley Gallagher, Jr. or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of AVIAT NETWORKS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 12:30 PM, CST on 11/13/2019, at 5250 Prue Road, Suite 535, San Antonio, TX 78240, and any adjournment or postponement thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

**Continued and to be signed on reverse side**

0000429668_2 R1.0.1.18